Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated June 13, 2025 (which includes an explanatory paragraph relating to the Global Health Solutions Inc dba Turn Therapeutics (the “Company”) ability to continue as a going concern), relating to the consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years ended December 31, 2024 and 2023 (the “consolidated financial statements”), and the related notes to the consolidated financial statements of the Company appearing in the Form S-1, as subsequently amended.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Very truly yours,

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC Whippany, New Jersey October 7, 2025